OLIN CORPORATION
2026 LONG TERM INCENTIVE PLAN

PERFORMANCE SHARE GRANT NOTICE

Olin Corporation (the “Company”) hereby grants to the Participant the target number of Performance Shares set forth below (the “Target Performance Shares”), subject to the terms and conditions of this Performance Share Grant Notice (this “Grant Notice”), the Performance Share Award Agreement attached hereto (the “Award Agreement”), and the Olin Corporation 2026 Long Term Incentive Plan (the “Plan”) or any successor Plan. Capitalized terms used but not defined herein shall have the meaning set forth in the Award Agreement or the Plan, as applicable, which are incorporated herein by reference.

Participant Name:

Target Performance Shares Granted:

Grant Date:

Performance Cycle:

Vesting:	Subject to the Participant’s continued employment with the Company or an Affiliate (except as otherwise provided in the Award Agreement), the Performance Shares shall be eligible to vest at the end of the Performance Cycle, in such number as shall be determined based on the level of achievement of the applicable performance goals set forth in the Annex.

OLIN CORPORATION

________________________________
By:
Title:

The Participant represents that he or she is familiar with the terms and provisions of this Grant Notice, the Award Agreement, and the Plan, and hereby accepts the Performance Shares subject to all the terms and provisions hereof and thereof. The Participant has reviewed this Grant Notice, the Award Agreement, and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to signing below, and fully understands all provisions of this Grant Notice, the Award Agreement, and the Plan.

PARTICIPANT

________________________________
Name:
2

OLIN CORPORATION
2026 LONG TERM INCENTIVE PLAN

PERFORMANCE SHARE AWARD AGREEMENT

This Performance Share Award Agreement (this “Agreement”) is made by and between the Company and the Participant specified in the accompanying Grant Notice, effective as of the Grant Date set forth therein. References herein to this Agreement shall be deemed to include the Grant Notice unless the context clearly requires otherwise.

In consideration of the premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.    Grant of Performance Shares. Effective as of the Grant Date, the Company shall grant the Participant the target number of Performance Shares set forth in the Grant Notice. Each Performance Share shall represent the right to receive, upon settlement or payment, one Share or an amount in cash or other property having a Fair Market Value equal to one Share as of the applicable determination date, in accordance with the terms and conditions of this Agreement and the Plan. For each Performance Share granted hereunder, the Participant shall also receive a corresponding Dividend Equivalent right, subject to the terms and conditions of Section 4(b).

2.    Incorporation by Reference, Etc. The provisions of the Grant Notice and the Plan are incorporated herein by reference. Any capitalized term not otherwise defined in this Agreement shall have the definition set forth in the Grant Notice or the Plan, as applicable. The Committee shall have final authority to interpret and construe this Agreement, the Grant Notice, and the Plan and to make all determinations hereunder or thereunder, and the Committee’s decisions shall be final, binding, and conclusive on the Participant and the Participant’s successors, assigns and representatives in respect of any questions arising under this Agreement, the Grant Notice, or the Plan. In the event of any conflict between the Plan and this Agreement or the Plan and the Grant Notice, the Plan shall control. In the event of any conflict between this Agreement and the Grant Notice, this Agreement shall control.

3.    Vesting. Subject to the Participant’s continued employment with the Company or an Affiliate (except as otherwise provided below or in the Plan), the Performance Shares shall be eligible to vest as provided in the Grant Notice.

(a)    Termination of Employment. Except as provided below, the Participant shall immediately forfeit all unvested Performance Shares upon the termination of the Participant’s employment for any reason prior to the end of the Performance Cycle.

(i)    Termination without Cause or due to Disability or Retirement; Voluntary Resignation with Consent. If the Participant’s employment with the Company or an Affiliate terminates before the end of the Performance Cycle for any of the following reasons: (i) termination by the Company or Affiliate without cause or due to the Participant’s disability (as defined in Section 409A of the Code or any successor provision), (ii) Retirement (as defined below); or (iii) voluntary resignation with the consent of the Company or an Affiliate, then the Participant shall vest in a pro-rata portion of the Performance Shares subject to this Agreement in an amount equal to the product of (1) the number of Performance Shares that, but for such termination of employment, the Participant would have become vested in at the end of the Performance Cycle multiplied by (2) a fraction with a numerator equal to the number of months during the Performance Cycle the Participant was employed by the Company or an Affiliate (rounded up to the nearest whole month) and a denominator of 36. Such pro-rata portion of the Performance Shares, together with any corresponding Dividend Equivalents, shall be paid to the Participant following the end of the Performance Cycle at the time specified in Section 4; provided, however, that, unless otherwise determined by the Committee in its sole discretion, such pro-rata award shall be paid to the Participant solely in cash. For purposes of this Agreement, “Retirement” means the Participant’s voluntary termination of employment on or after the later of (1) the date on which the Participant attains age 55, and (2) the date on which the Participant completes 5 full years of service with the Company or an Affiliate.

(ii)    Termination due to Death. If the Participant’s employment with the Company or an Affiliate terminates due to the Participant’s death before the end of the Performance Cycle, the Participant shall vest in a pro-rata portion of the Performance Shares granted under this Agreement (as determined below), and such vested Performance Shares, together with any corresponding Dividend Equivalents, shall be paid to the Participant’s beneficiary or estate, as applicable, in cash or, in the Committee’s sole discretion, in Shares or a combination of cash and Shares, within ninety (90) days following the Participant’s death. The number of Performance Shares that shall vest upon the Participant’s death shall equal (1) the number of Target Performance Shares multiplied by (2) a fraction with a numerator equal to the number of months during the Performance Cycle the Participant was employed by the Company or an Affiliate (rounded up to the nearest whole month) and a denominator of 36.

(iii)    Other Terminations. If the Participant’s employment with the Company or an Affiliate terminates for any other reason, the Company shall determine the portion, if any, of the Performance Shares that shall vest, and the form of payment (cash or shares or a combination thereof) that the Participant shall receive. That determination shall be made by the Committee in the case of any officer, and by the Chairman of the Board or the President, Chief Executive Officer, in the case of any non-officer employee; provided that if the Participant’s employment is terminated by the Company or an Affiliate for cause before the end of the Performance Cycle, the Participant shall immediately forfeit all unvested Performance Shares.

(b)    Change in Control. Except as provided below, the Performance Shares shall remain outstanding and continue to vest in accordance with the terms and conditions of this Agreement and the Plan, following the occurrence of a Change in Control. Notwithstanding the foregoing any Performance Shares vested pursuant to the Plan shall become vested and deemed earned or satisfied at target levels, notwithstanding that the applicable Performance Cycle shall not have been completed or the performance goals met, and such Performance Shares and any corresponding Dividend Equivalents shall be paid to the Participant in cash or as otherwise provided in this Agreement within 30 days following such Change in Control. In addition to and notwithstanding the foregoing, if the Participant experiences a Qualifying Termination on or within two years following such Change in Control, all Performance Shares (or other shares, units, or awards granted in substitution for the Performance Shares) outstanding on the date of such Qualifying Termination shall become vested at target levels, notwithstanding that the applicable Performance Cycle shall not have been completed or the performance goals met, and such Performance Shares (or other shares, units, or awards granted in substitution for the Performance Shares), and any corresponding Dividend Equivalents, shall be paid in cash or as otherwise provided in this Agreement (or the substitute award agreement) within 30 days following such Qualifying Termination.

4.    Payment and Timing.

(a)    Settlement / Payment. As soon as is administratively practicable after the Committee determines the number of Performance Shares that have vested and are payable under this Agreement (the “Vested Share Number”), prior to the end of the calendar year following the conclusion of the Performance Cycle, the Company will (i) issue to the Participant a number of Shares equal to one-half of the Vested Share Number, rounded down to the nearest whole Share if such number is not a whole number; (ii) pay the Participant an amount in cash equal to the product of (1) the Fair Market Value of one Share on the last day of the Performance Cycle multiplied by (2) one-half of the Vested Share Number, rounded up to the nearest whole share if such number is not a whole number; and (iii) pay the Participant any corresponding Dividend Equivalents accrued with respect to each vested Performance Share.

(b)    Dividend Equivalents. Each Performance Share shall include the right to receive Dividend Equivalent payments upon settlement or payment of the Performance Share. For each Performance Share that vests and becomes payable to the Participant under this Agreement, such Dividend Equivalent right shall entitle the Participant to payment of an amount equal to the dividends (other than special or extraordinary dividends or distributions, unless otherwise determined by the Committee) declared on one Share from the Grant Date until the settlement or payment date of the corresponding Performance Share. Dividend Equivalent payments shall be made in cash unless otherwise determined by the Committee in its sole discretion. The Dividend Equivalent rights granted under this Agreement are subject to the same vesting and payment conditions as the Performance Shares. If a Performance Share is terminated, cancelled, or forfeited hereunder without settlement or payment, the corresponding Dividend Equivalent right shall thereupon be terminated, cancelled, or forfeited without payment.

(c)    Withholding. All amounts payable under this Agreement, whether in cash or in Shares, are subject to withholding of all applicable taxes, and, except as otherwise provided by the Committee, the delivery of any Shares or other payments or benefits under this Agreement are conditioned on the Participant’s satisfaction of the applicable withholding requirements. The Company will withhold from the distribution of any cash pursuant to this Agreement the amount it determines in its sole discretion to be necessary to satisfy its federal, state, and local and employment tax withholding requirements, including, without limitation, with respect to any portion of the Performance Shares settled in Shares.

(d)    Restrictions. None of the Performance Shares, Dividend Equivalents, or any other right granted under this Agreement may be pledged, attached, or otherwise encumbered other than in favor of the Company, and any purported pledge, attachment, or encumbrance thereof other than in favor of the Company shall be void and unenforceable against the Company or any Affiliate. Notwithstanding the foregoing, the Performance Shares, Dividend Equivalents, and all other rights granted hereunder shall be assignable or transferable (i) by will or the laws of descent and distribution; or (ii) with the consent of the Committee, by a gift or domestic relations order to any Family Member, to a trust in which the Participant and/or his or her Family Members hold more than 50% of the beneficial interest, to a foundation in which the Participant and/or Family Members control the management of assets, and any other entity in which the Participant and/or his or her Family Members own more than 50% of the voting interests.

(e)    Rights as a Shareholder. The Participant shall have no rights as a shareholder of the Company with respect to any Share under this Agreement unless and until such Share is delivered to the Participant in settlement of a vested Performance Share.

(f)    General Restrictions. Delivery of Shares or other amounts under this Agreement shall be subject to the following:

(i)    Notwithstanding any other provision of this Agreement or the Plan to the contrary, the Company shall have no liability to deliver any Shares under this Agreement or make any other distribution of benefits under this Agreement unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(ii)    To the extent that this Agreement or the Plan provide for issuance of stock certificates to reflect the issuance of Shares, such issuance may be made on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

5.    Miscellaneous.

(a)    Acknowledgments of Participant. By executing the Grant Notice, the Participant acknowledges and agrees that: (i) the Participant shall, during employment, devote his or her entire time, energy and skill to the service of the Company and the promotion of its interests, subject to vacations, sick leave and other absences in accordance with the regular policies of, or other reasons satisfactory to, the Company and its Affiliates; and (ii) the Award is special compensation, and any amount paid hereunder will not affect: (1) the amount of any pension under any pension or retirement plan in which the Participant participates as an employee of the Company; (2) the amount of coverage under any group life insurance plan in which the Participant participates as an employee of the Company, or (3) the benefits under any other benefit plan of any kind heretofore or hereafter in effect, under which the availability or amount of benefits is related to compensation, in each case unless required pursuant to the terms of such plan.

(b)    No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to this Agreement, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

(c)    No Trust or Fund Created. The Company’s obligations under this Agreement shall, at all times, be unfunded. This Agreement shall not create or be deemed to create: (i) a trust or separate fund of any kind; (ii) an interest on the part of the Participant or any other Person in any asset of the Company or any Affiliate; or (iii) a fiduciary relationship between the Company or any Affiliate and the Participant or any other Person. To the extent that the Participant or any other Person acquires a right to receive payments from the Company or any Affiliate pursuant to this Agreement, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(d)    Company Policies. The Performance Shares and this Agreement shall be subject to any “clawback,” compensation recoupment, or other similar policy of the Company applicable to such Award, regardless of when such policy is adopted.

(e)    Notices. All notices, demands and other communications provided for or permitted hereunder shall be in writing and delivered in person or sent by registered or certified first-class mail, return receipt requested, telecopier, or courier service:

if to the Company:

Olin Corporation 190 Carondelet Plaza
Suite 1530
Clayton, MO 63105
Attention: Chief Legal Officer

if to the Participant, at the Participant’s last known address on file with the Company.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.

6.    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Agreement, such provision shall be stricken, and the remainder of this Agreement shall remain in full force and effect.

7.    No Right to Employment. This Agreement shall not be construed as giving the Participant the right to be retained in the employ of the Company or any Affiliate. Nothing in this Agreement shall limit the right of the Company or an Affiliate at any time to dismiss the Participant from employment, free from any liability or any claim under the Plan or this Agreement.

8.    Beneficiary. The Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries with respect to this Agreement to exercise the rights of the Participant and to receive any property distributable upon the death of the Participant. All rights under this Agreement shall be exercisable, during the Participant’s lifetime, only by the Participant or a permitted transferee, or, if permissible under applicable law, by the Participant’s guardian or legal representative.

9.    Successors. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and to the Participant and the Participant’s beneficiaries, executors, administrators, heirs, and successors.

10.    Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained herein and supersede all prior communications, representations, and negotiations in respect thereto. No change, modification, or waiver of any provision of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

11.    Governing Law. The validity, construction, and effect of this Agreement shall be determined in accordance with the laws of the State of Missouri, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. Any legal action against the Plan, Olin, an Affiliate, or the Committee may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

12.    Waiver. Any failure of the Company to enforce at any time any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision of this Agreement.

13.    Headings. The headings of the Sections hereof are for convenience only, are not a part of this Agreement, and shall not serve as a basis for interpreting or construing this Agreement.

14.    Signature in Counterparts. The Grant Notice may be signed in multiple counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

15.    Section 409A of the Code. This Agreement and all amounts payable hereunder are intended to be exempt from, or comply with, the requirements of Section 409A of the Code, and it shall be interpreted accordingly. Nevertheless, the tax treatment of any Award is not guaranteed, and none of the Company, its Affiliates, or their respective officers, directors, employees, consultants, agents, representatives or advisors shall be liable to the Participant or any other Person if any portion of this Agreement or any amount payable hereunder is subject to additional taxes, penalties, or interest under Section 409A of the Code or otherwise.

(a)    Notwithstanding anything herein to the contrary, to the extent that any Award would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code and would be payable or distributable under this Agreement by reason of a Change in Control, or the Participant’s separation from service, such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the circumstances giving rise to such Change in Control or separation from service meet any description or definition of “change in control event” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition). This provision does not prohibit the vesting of any Award upon a change of control or separation from service, however defined. If this provision prevents the payment or distribution of any Award, such payment shall be made on the date that would have applied absent such designated event or circumstance.

(b)    Notwithstanding anything herein to the contrary, if an amount payable under this Agreement constitutes non-exempt “deferred compensation” for purposes of Section 409A of the Code and would otherwise be payable by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service will be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within 30 days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes hereof, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder, provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Committee, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement and the Plan.

ANNEX

Terms and Conditions

The terms and conditions of the Performance Share Awards granted under this Program are contained in the Performance Share Award certificate evidencing such Award, this Program and the LTIP.

Definitions

“Adjusted EBITDA” shall mean the Company’s actual Adjusted EBITDA (earnings before interest, taxes, depreciation, and amortization) which represents the Company’s net income (loss) plus an add-back for depreciation and amortization, interest expense (income), income tax provision (benefit), other expense (income), restructuring charges (income) and certain other non-recurring items (as determined by the Committee), and “Adjusted EBITDA Goal” shall mean the Company’s annual budgeted Adjusted EBITDA targets over the three fiscal years constituting the Performance Cycle, as approved by the Committee.

“Common Stock” means the common stock of Olin, par value $1.00 per share. “Final Share Number” has the meaning specified in Section 3 of this Program.

“LTIP” means the Olin Corporation 2026 Long Term Incentive Plan and any successor plan.

“Olin” or the “Company” means Olin Corporation.

“Performance Cycle” means, with respect to a Performance Share Award, a period of three calendar years, beginning with the calendar year in which such Performance Share Award is granted.

“Performance Share Award” means grants of “Performance Shares.”

“Performance Share” means a unit granted under the LTIP and this Program, maintained on the books of the Company during the Performance Cycle, denominated as one phantom share of Common Stock, and paid in cash or Common Stock in accordance with this Program.

“Program” means this Performance Share Program.

Capitalized terms not otherwise defined in this Program shall have the meaning specified in the LTIP.

Performance Objective
For each fiscal year (“Covered Year”) during the 3-year Performance Cycle, a performance objective (“Performance Objective”) based on Adjusted EBITDA (“Adjusted EBITDA”) shall be established by the Compensation Committee. For each Covered Year, the applicable

Performance Objective shall have a threshold, target, and maximum performance level with a corresponding percentage payout of target number of PSUs (“Payout Percentage”).

Each Covered Year Performance Objective and Payout Percentage will be determined by the Compensation Committee and provided at the time of the grant.

The Performance Shares are eligible to vest based on the level of achievement of the Adjusted EBITDA Goals for each Covered Year.

The number of Performance Shares awarded to each Participant for each Adjusted EBITDA Goal shall be adjusted based upon a comparison of Olin’s actual Adjusted EBITDA with that Adjusted EBITDA Goal, in accordance with the following chart:

Performance Level	Adjusted EBITDA Achieved*	Payout Percentage
Minimum	50% of Performance Objective to be determined annually by the Compensation Committee	50%
Target	100% of Performance Objective to be determined annually by the Compensation Committee	100%
Maximum	At or above 125% of Performance Objective to be determined annually by the Compensation Committee	200%
* Percentages are subject to change based on Compensation Committee discretion

Straight line interpolation shall be used to determine the applicable Payout Percentage between the threshold and target performance levels and between the target and maximum performance levels.

Modification Based on TSR for the Performance Cycle
The total number of PSUs earned, if any, based on the Performance Objective as set forth above shall then be subject to adjustment, determined by multiplying such total number of PSUs by the TSR Multiplier Percentage determined based on the Company’s Total Shareholder Return (“TSR”) over the three-year Performance Cycle relative to the Performance Share Comparison Group, as set forth in the chart below:

Relative TSR Performance Percentile Rank	TSR Multiplier Percentage
Below 20th Percentile	80%
20th – 80th Percentile	100%
Above 80th Percentile	120%

If financial performance for each Covered Year equals 200% of target, final award is multiplied by 120% with max payout of 240%.

“TSR” means, for the Company and each of the Peer Companies, the company’s total shareholder return, expressed as a percentage, which will be calculated by dividing (i) the Closing Average Share Value by (ii) the Opening Average Share Value and subtracting one from the quotient. The Closing Average Share Value shall mean the average dividend-adjusted closing price over the 20 trading days ending on December 31, 2028. The Opening Average Share Value shall mean the average dividend-adjusted closing price over the 20 trading days ending on December 31, 2025.

Relative TSR Performance Percentile means the Company’s TSR relative to the Total Shareholder Return of the Performance Share Comparison Group expressed as a percentile rank. Percentile rank shall be calculated with the Microsoft Excel formula PERCENTRANK, exclusive of the Company from the Peer Companies. The percentile rank of the Company shall be rounded down to the nearest one hundredth of one percent (0.01%).

“Performance Share Comparison Group” means Huntsman Corporation plus the constituent companies comprising the Standard & Poor’s 1500 Materials Index as of the first trading day of the Opening Average Share Value.

Adjustments to Performance Share Comparison Group. The Performance Share Comparison Group may, in the Committee’s discretion, be adjusted as follows: (a) in the event of a merger, acquisition, or business combination transaction of a member of the Performance Share Comparison Group (a “Peer Company”) with or by another Peer Company, the surviving entity shall remain a Peer Company, (b) in the event of a merger of a Peer Company with an entity that is not a Peer Company, or the acquisition or business combination transaction by or with a Peer Company, or with an entity that is not a Peer Company, in each case where the Peer Company is the surviving entity and remains publicly traded, the surviving entity shall remain a Peer Company, (c) in the event of a merger or acquisition or business combination transaction of a Peer Company by or with an entity that is not a Peer Company or a “going private” transaction involving a Peer Company where the Peer Company is not the surviving entity or is otherwise no longer publicly traded as of the last trading day of the Performance Cycle, the company shall no longer be a Peer Company (for the avoidance of doubt, if a Share Value is calculable for a Peer Company on the last trading day of the Performance Cycle, that Peer Company shall remain a Peer Company), (d) in the event of a bankruptcy, liquidation or delisting of a Peer Company, such company shall remain a Peer Company but the TSR for such Peer Company shall be assumed to be a negative 100%, and (e) in the event of a stock distribution from a Peer Company consisting of the shares of a new publicly-traded company (a “spin-off”), the Peer Company shall remain a Peer Company and the stock distribution shall be treated as a dividend from the Peer Company based on a value as determined by a reputable data provider (e.g., S&P Global, Bloomberg, or Factset) and the performance of the shares of the spun-off company shall not thereafter be tracked for purposes of calculating TSR. Each Peer Company’s “common stock” shall mean that series of common stock that is publicly traded on a registered U.S. exchange or, in the case of a non-U.S. company, an equivalent non-U.S. exchange. For purposes of calculating TSR, the value on any given trading day of any Peer Company shares traded on a foreign exchange will be converted to U.S. dollars.